Exhibit 99.1

January 30, 2013	For More Information Contact:
Mark D. Curtis, Senior Vice President and Treasurer
(516) 671-4900, Ext. 556

PRESS RELEASE IMMEDIATE
THE FIRST OF LONG ISLAND CORPORATION ANNOUNCES INCREASE IN EARNINGS FOR
THE YEAR AND QUARTER ENDED DECEMBER 31, 2012

Glen Head, New York, January 30, 2013 (GLOBE NEWSWIRE) – The First of Long Island Corporation (Nasdaq: FLIC), the parent company of The First National Bank of Long Island, reported that net income and earnings per share for 2012 were $20.4 million and $2.27, respectively, representing increases over 2011 net income and earnings per share of 4.8% and 3.2%, respectively. Dividends per share were $.96 for 2012, or 6.7% more than the $.90 per share declared in 2011.  Returns on average assets (ROA) and average equity (ROE) for 2012 were .99% and 10.19%, respectively, versus 1.05% and 11.15%, respectively, for 2011.  An increase in average unrealized gains on available-for-sale securities accounts for a significant portion of the decline in ROE.

For the fourth quarter of 2012, net income and earnings per share were $5.1 million and $.56, respectively, representing increases over the same quarter last year of 6.8% and 5.7%, respectively.

Analysis of Full Year 2012 Earnings

The increase in net income for 2012 is primarily attributable to an increase in net interest income of $1.4 million, or 2.3%, a decrease in the provision for loan losses of $433,000, and an increase in noninterest income, excluding securities gains, of $287,000, or 4.6%.  Partially offsetting the positive earnings impact of these items was a net loss of $338,000 on a deleveraging transaction executed in the second quarter of this year, an increase in noninterest expense, before debt extinguishment costs, of $731,000, or 2.0%, and an increase in income tax expense of $73,000.  Despite a $1.0 million increase in income before income taxes, income tax expense only increased by $73,000 largely because of a $869,000 increase in tax-exempt income on municipal securities.

 The increase in net interest income resulted from an increase in average interest-earning assets of $204.8 million, or 11.4%, as partially offset by a 29 basis point decline in net interest margin.  Net interest margin declined from 3.63% in 2011 to 3.34% in 2012 as loans repriced and cash flows were deployed in a very low interest rate environment.  The growth in average interest-earning assets is principally comprised of increases in average loans outstanding of $125.7 million, or 13.3%, nontaxable securities of $61.5 million, or 20.2%, and taxable securities of $24.1 million, or 4.7%. Although most of the loan growth occurred in residential and commercial mortgage loans, commercial and industrial loans grew as well. Management’s continued success in growing loans is attributable to a variety of factors including, among others, targeted solicitation efforts, increased focus on multifamily lending, new and expanded programs for first-lien home equity loans and jumbo residential mortgages and the Bank’s positive reputation in its marketplace.  Home equity loans are included in residential mortgages on the Corporation’s balance sheet.  While the average balance of the Bank’s taxable securities portfolio grew moderately when comparing 2012 to 2011, the size of the portfolio declined by $106.9 million, or 17.8%, when comparing year-end 2012 to 2011.  The decline occurred because of the deleveraging transaction and the deployment of funds, when possible, into loans rather than securities. Management’s continued efforts to make loans a larger portion of total assets and reduce deposit and borrowing costs have helped to mitigate the negative impact of the low interest rate environment and virtually stabilize net interest margin throughout 2012. Net interest margin was 3.37%, 3.36%, 3.35% and 3.30% in the first, second, third and fourth quarters of this year, respectively.

The most significant sources of funding for the growth in the average balances of loans and securities were growth in the average balances of savings, NOW and money market deposits of $93.2 million, or 12.5%, noninterest-bearing checking deposits of $48.3 million, or 11.5%, and borrowings of $31.0 million, or 13.7%.  The Bank’s ability to continue to grow deposits is attributable to, among other things, expansion of the Bank’s branch distribution system, targeted solicitation of local commercial businesses and municipalities, new and expanded lending relationships, the Bank’s positive reputation in its marketplace, volatility in the equity markets and the acquisition of some local competitors by larger financial institutions.

The decrease in the provision for loan losses for 2012 is due to a reduction in specific reserves on loans individually deemed to be impaired and stabilization of historical loss rates.  The impact of these items in reducing the provision was partially offset by an increased level of loan growth.  The $287,000 increase in noninterest income, excluding securities gains, for 2012 is primarily attributable to an increase in Investment Management Division income, an increase in mortgage assignment and other loan related fees, and a decrease in losses on loans held-for-sale.  The positive impact on earnings of these items was partially offset by a decrease in return check charges incurred by the Bank’s customers. The increase in noninterest expense, before debt extinguishment costs, largely resulted from increases in salaries, depreciation and certain loan related costs, as partially offset by a reduction in amounts expensed for the settlement of pending litigation.  Salaries increased primarily because of normal annual salary adjustments and additions to both branch and back-office staff.  Depreciation expense increased due to new branch facilities, investments in technology, and the expansion and restoration of existing branch and back-office facilities. Certain loan related costs increased due to an increased volume of lending.

Analysis of Fourth Quarter 2012 Earnings

The increase in net income for the fourth quarter of 2012 versus the same quarter last year is primarily attributable to a decrease in the provision for loan losses of $699,000 and an increase in noninterest income of $71,000, or 4.5%, as partially offset by a decrease in net interest income of $143,000, or .9%, and an increase in noninterest expense of $79,000, or .8%.  The net positive earnings impact of these items was partially offset by a related increase in income tax expense of $225,000.

The decline in net interest income occurred because the negative impact of a 20 basis point decline in net interest margin for the quarter more than offset the positive impact of quarterly growth in average interest-earnings assets of 4.7%.  The provision for loan losses decreased for the current quarter largely because of a reduction in specific reserves on loans individually deemed to be impaired and a moderation in commercial mortgage growth trends.  The impact of these items in reducing the provision was partially offset by an increased level of loan growth.

Asset Quality

The Bank’s allowance for loan losses to gross loans (reserve coverage ratio) was 1.62% at December 31, 2012 compared to 1.68% at the beginning of the year.  The reduction in the reserve coverage ratio is largely due to a reduction in specific reserves on loans individually deemed to be impaired.  The $3.6 million provision for loan losses for 2012 is mostly attributable to loan growth and $1.3 million of chargeoffs on three loans.  The $4.1 million provision for loan losses for 2011 was mostly attributable to loan growth and $1.5 million of chargeoffs on two loans.

The credit quality of the Bank’s loan portfolio remains excellent, with nonaccrual loans amounting to $4.1 million, or .36% of total loans, at December 31, 2012.  Additionally, loans past due 30 to 89 days amounted to only $884,000, or .08% of total loans.  Troubled debt restructurings declined from $5.4 million at the beginning of the year to $4.4 million at the end of the year primarily due to the sale of one such loan.  Of the $4.4 million in troubled debt restructurings outstanding at December 31, 2012, $1.8 million are performing in accordance with their modified terms and $2.6 million are delinquent and included in the aforementioned amounts for delinquent and nonaccrual loans.  The credit quality of the Bank’s securities portfolio also remains excellent.  The Bank’s mortgage securities are backed by mortgages underwritten on conventional terms, and almost all of these securities are full faith and credit obligations of the U.S. government.  The remainder of the Bank’s securities portfolio consists principally of high quality, general obligation municipal securities rated AA or better by major rating agencies.  In selecting municipal securities for purchase, the Bank uses credit agency ratings for screening purposes only and then performs its own credit analysis.

Capital

The Corporation’s Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios were 9.29%, 19.01% and 20.26%, respectively, at December 31, 2012.  The strength of the Corporation’s balance sheet from both a capital and asset quality perspective positions the Corporation for continued growth in a measured and disciplined fashion.

Balance Sheet

In the second quarter of this year, the Bank executed a deleveraging transaction and also refinanced a portion of its overnight borrowings with long-term debt.  These transactions were undertaken to bolster the Bank’s Tier 1 leverage capital ratio and potentially reduce the negative impact that an eventual increase in interest rates could have on the Bank’s earnings.  Absent the deleveraging transaction, total asset growth from year-end 2011 to year-end 2012 would have been slightly more than double the reported growth of 4.2%.

The deleveraging transaction involved using the proceeds from the sale of investment securities with a market value of $97.1 million to extinguish long-term debt with a redemption value of $68.8 million.  The excess proceeds on this transaction were initially used to repay short-term borrowings and eventually used to fund a combination of loan originations and securities purchases. The net loss of $338,000 on the deleveraging transaction resulted from the combination of $3.8 million in debt extinguishment costs and $3.5 million in securities gains.  The refinancing strategy involved the repayment of $50 million of overnight borrowings with approximately equal amounts of six and seven year term borrowings.

On an ongoing basis, the deleveraging transaction should positively impact net interest income in that the yield on the securities sold was 2.80%, the interest cost on the extinguished debt was 3.24%, and the yield earned on the reinvestment of the excess proceeds is not significantly different than that of the securities sold.  The refinancing transaction negatively impacts net interest income in that the cost of the overnight borrowings was approximately 35 basis points and the cost of the long-term debt is approximately 170 basis points. When taken together, the deleveraging and refinancing transactions should not significantly impact the Bank’s future earnings.  The deleveraging transaction contributed to an increase in the Corporation’s Tier 1 leverage capital ratio from 8.85% at the end of the second quarter to 9.29% at year end.

Key Strategic Initiatives

Key strategic initiatives will continue to include loan and deposit growth through effective relationship management, targeted solicitation efforts, new product offerings and continued expansion of the Bank’s branch distribution system.  In 2011, the Bank opened two full service branches on Long Island, one in Point Lookout and one in Massapequa.  In late 2012, the Bank opened a full service branch in Lindenhurst, Long Island and in 2013 is planning to open two full service branches, one in Massapequa Park, Long Island and another in Sayville, Long Island.

Challenges We Face

Interest rates are currently very low and are expected to remain low for an extended period of time.  In addition, there is significant price competition for loans in the Bank’s marketplace.  The persistence of these factors could result in a decline in net interest margin from its current level.  If that were to occur, and management is unable to offset the impact by increasing the volume of interest-earning assets, expense savings or other measures, the Bank’s profitability could decline.

Commercial and residential real estate values have been negatively impacted by persistently high levels of unemployment and underemployment, a decline in household disposable income, foreclosures and commercial vacancies.  Although real estate values have rebounded some in recent months, these factors still present threats to the maintenance of loan quality.

The banking industry is currently faced with an ever-increasing number of new and complex regulatory requirements which are putting downward pressure on revenues and upward pressure on required capital levels and the cost of doing business.

BALANCE SHEET INFORMATION
(Unaudited)

	12/31/12	12/31/11
	(in thousands, except share
	and per share data)

Total Assets	$2,108,290	$2,022,407

Loans:
Commercial and industrial	54,339	42,572
Secured by real estate:
Commercial mortgages	503,719	459,875
Residential mortgages	499,435	385,374
Home equity lines	81,124	90,616
Consumer	4,335	4,596
	1,142,952	983,033
Net deferred loan origination costs	4,432	2,826
	1,147,384	985,859
Allowance for loan losses	(18,624)	(16,572)
	1,128,760	969,287
Investment Securities:
U.S. government agencies	-	5,113
State and municipals	368,768	356,286
Pass-through mortgage securities	88,738	80,637
Collateralized mortgage obligations	404,095	514,005
	861,601	956,041
Deposits:
Checking	528,940	435,517
Savings, NOW and money market	844,583	796,009
Time, $100,000 and over	168,437	174,691
Time, other	91,116	96,651
	1,633,076	1,502,868

Borrowed Funds	248,634	309,727

Stockholders' Equity	205,370	189,347

Share and Per Share Data:
Common Shares Outstanding at Period End	9,001,686	8,793,932
Book Value Per Share	$ 22.81	$ 21.53
Tangible Book Value Per Share	$ 22.79	$ 21.51

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Twelve Months Ended		Three Months Ended
	12/31/12	12/31/11	12/31/12	12/31/11
	(dollars in thousands, except per share data)
Interest and dividend income:
Loans	$49,651	$47,777	$12,518	$12,037
Investment securities:
Taxable	13,836	16,662	2,734	4,378
Nontaxable	12,742	11,873	3,148	3,220
	76,229	76,312	18,400	19,635
Interest expense:
Savings, NOW and money market deposits	3,393	4,035	662	1,099
Time deposits	5,803	6,052	1,419	1,551
Short-term borrowings	195	93	20	17
Long-term debt	6,736	7,387	1,373	1,899
	16,127	17,567	3,474	4,566
Net interest income	60,102	58,745	14,926	15,069
Provision for loan losses	3,628	4,061	725	1,424
Net interest income after provision for loan losses	56,474	54,684	14,201	13,645

Noninterest income:
Investment Management Division income	1,624	1,539	406	378
Service charges on deposit accounts	3,053	3,186	735	749
Net gains on sales of available-for-sale securities	3,613	138	-	16
Other	1,898	1,563	505	432
	10,188	6,426	1,646	1,575
Noninterest expense:
Salaries	16,360	15,785	4,247	3,959
Employee benefits	5,035	5,066	1,087	1,104
Occupancy and equipment expense	7,265	7,148	1,904	1,742
Debt extinguishment	3,812	-	-	-
Other operating expenses	8,780	8,710	2,307	2,661
	41,252	36,709	9,545	9,466

Income before income taxes	25,410	24,401	6,302	5,754
Income tax expense	5,017	4,944	1,251	1,026
Net Income	$20,393	$19,457	$5,051	$4,728

Share and Per Share Data:
Weighted Average Common & Common Equivalent Shares	9,000,767	8,854,964	9,069,257	8,872,056
Basic EPS	$ 2.29	$ 2.22	$ .56	$ .54
Diluted EPS	$ 2.27	$ 2.20	$ .56	$ .53
Cash Dividends Declared	$ .96	$ .90	$ .25	$ .23

FINANCIAL RATIOS

ROA	0.99%	1.05%	0.97%	0.95%
ROE	10.19%	11.15%	9.72%	10.04%
Net Interest Margin	3.34%	3.63%	3.30%	3.50%
Dividend Payout Ratio	42.29%	40.91%	44.64%	43.40%

ASSET QUALITY INFORMATION
(Unauditied)

	12/31/12	12/31/11
	(dollars in thousands)

Delinquent and nonaccrual loans:
Past due 30 through 89 days	$884	$740
Past due 90 days or more and still accruing	-	-
Nonaccrual	4,098	3,211
	$4,982	$3,951

Troubled debt restructurings:
Not included in delinquent and nonaccrual loans	$1,747	$3,549
Included in delinquent and nonaccrual loans	2,636	1,846
	$4,383	$5,395

Other real estate owned	$-	$-

Allowance for loan losses	$ 18,624	$ 16,572
Allowance for loan losses as a percentage of total loans	1.62%	1.68%
Allowance for loan losses as a multiple of nonaccrual loans	4.5	5.2

AVERAGE BALANCE SHEET, INTEREST RATES AND INTEREST DIFFERENTIAL
(Unaudited)

	Twelve Months Ended December 31,
	2012			2011
	Average	Interest/	Average	Average	Interest/	Average
	Balance	Dividends	Rate	Balance	Dividends	Rate
Assets	(dollars in thousands)
Interest-bearing bank balances	$12,809	$31	.24%	$19,398	$47	.24%
Investment Securities:
Taxable	541,970	13,805	2.55	517,856	16,615	3.21
Nontaxable (1)	366,146	19,306	5.27	304,647	17,989	5.90
Loans (1) (2)	1,073,046	49,679	4.63	947,309	47,806	5.05
Total interest-earning assets	1,993,971	82,821	4.15	1,789,210	82,457	4.61
Allowance for loan losses	(18,098)			(15,013)
Net interest-earning assets	1,975,873			1,774,197
Cash and due from banks	27,476			26,346
Premises and equipment, net	23,334			21,410
Other assets	30,925			30,658
	$2,057,608			$1,852,611

Liabilities and Stockholders' Equity
Savings, NOW & money market deposits	$839,143	3,393	.40	$745,916	4,035	.54
Time deposits	269,492	5,803	2.15	272,458	6,052	2.22
Total interest-bearing deposits	1,108,635	9,196	.83	1,018,374	10,087	.99
Short-term borrowings	57,351	195	.34	26,798	93	.35
Long-term debt	200,041	6,736	3.37	199,584	7,387	3.70
Total interest-bearing liabilities	1,366,027	16,127	1.18	1,244,756	17,567	1.41
Checking deposits	469,598			421,273
Other liabilities	21,846			12,124
	1,857,471			1,678,153
Stockholders' equity	200,137			174,458
	$2,057,608			$1,852,611

Net interest income (1)		$66,694			$64,890
Net interest spread (1)			2.97%			3.20%
Net interest margin (1)			3.34%			3.63%

(1)
Tax-equivalent basis.  Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to Federal income taxes yielding the same after-tax income.  The tax-equivalent amount of $1.00 of nontaxable income was $1.52 in each period presented based on a Federal income tax rate of 34%.

(2)	For the purpose of these computations, nonaccruing loans are included in the daily average loan amounts outstanding.

Forward Looking Information

This earnings release contains various “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Exchange Act of 1934.  Such statements are generally contained in sentences including the words “may” or “expect” or “could” or “should” or “would” or “believe”.  The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and therefore actual results could differ materially from those contemplated by the forward-looking statements.  In addition, the Corporation assumes no duty to update forward-looking statements.

For more detailed financial information please see the Corporation’s annual report on Form 10-K for the year ended December 31, 2012.  The Form 10-K will be available through the Bank’s website at www.fnbli.com on or about March 18, 2013, after it is electronically filed with the Securities and Exchange Commission (“SEC”).  Our SEC filings are also available on the SEC’s website at www.sec.gov.  You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549.  You should call 1-800-SEC-0330 for more information on the public reference room.